Exhibit 10.1
Execution Copy
MASTER
AMENDED AND RESTATED
CREDIT AGREEMENT
dated as of November 14, 2006
between
GOLDEN GRAIN ENERGY, LLC
as Borrower
and
HOME FEDERAL SAVINGS BANK
as Lender

Page
Section 4.03 Existence; Conduct of Business	11
Section 4.04 Compliance with Laws, Etc	11
Section 4.05 Payment of Obligations	12
Section 4.06 Books and Records	12
Section 4.07 Visitation, Inspection, Audit, Etc	12
Section 4.08 Maintenance of Properties; Insurance	12
Section 4.09 Use of Proceeds	12
Section 4.10 Subsidiaries	12
Section 4.11 Assignment of Material Contracts	14
Section 4.12 Compliance with Certain Laws	13
Section 4.13 Farm Products	13
Section 4.14 Warehouse Receipts	13

ARTICLE V. FINANCIAL COVENANTS	14

Section 5.01 Fixed Charge Coverage Ratio	14
Section 5.02 Working Capital	14
Section 5.03 Tangible Net Worth	14

ARTICLE VI. NEGATIVE COVENANTS	16

Section 6.01 Indebtedness	16
Section 6.02 Negative Pledge	16
Section 6.03 Fundamental Changes	16
Section 6.04 Investments, Loans, Etc	16
Section 6.05 Restricted Payments	16
Section 6.06 Sale of Assets	17
Section 6.07 Transactions with Affiliates	17
Section 6.08 Restrictive Agreements	17
Section 6.09 Sale and Leaseback Transactions	17
Section 6.10 Hedging Agreements	17
Section 6.11 Amendment to Material Documents	18
Section 6.12 Accounting Changes	18
Section 6.13 Deposit and Investment Accounts	18
Section 6.14 Use of Proceeds	18
Section 6.15 Non-Financed Maintenance Capital Expenditures	18
Section 6.16 Legal Status	18

ARTICLE VII. EVENTS OF DEFAULT AND REMEDIES	18

Section 7.01 Events of Default	19
Section 7.02 Remedies	21

ARTICLE VIII. MISCELLANEOUS	21

Section 8.01 Notices	21
Section 8.02 Waiver; Amendments	22
Section 8.03 Expenses; Indemnification	23
Section 8.04 Successors and Assigns	24
Section 8.05 Governing Law; Jurisdiction; Consent to Service of Process	25

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MASTER AMENDED AND RESTATED CREDIT AGREEMENT
     THIS MASTER AMENDED AND RESTATED CREDIT AGREEMENT is made and entered into as of November 14, 2006, by and between GOLDEN GRAIN ENERGY, LLC, an Iowa limited liability company, (“Borrower”) and HOME FEDERAL SAVINGS BANK, a federally chartered stock savings bank organized under the laws of the United States (“Lender”).
RECITALS:
     A. Borrower and Lender are parties to a Credit Agreement dated as of January 16, 2004, as amended by the First Amendment to the Credit Agreement dated May 17, 2004, and the Second Amendment to the Credit Agreement dated January 30, 2006, (collectively, the “Original Credit Agreement”), and promissory notes, instruments and other documents and agreements, pursuant to which Lender has made certain loans, credit facilities and other credit accommodations available to Borrower.
     B. Subject to certain terms and conditions, Lender agrees to make additional loans, credit facilities and other credit accommodations available to Borrower at this time.
     C. The parties wish to amend and restate the terms of the loans, credit facilities and other credit accommodations which are presently outstanding and/or in effect.
AGREEMENT:
     In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I.
GENERAL TERMS
     Section 1.01 Definitions. Capitalized terms used herein have the meanings set forth on Attachment I.
     Section 1.02 Master Agreement/Supplements. Additional terms of each of the existing and future loans, credit facilities and other credit accommodations are set forth in supplements (“Supplements”) to this Master Amended and Restated Credit Agreement (“Master Agreement”). The terms of this Master Agreement and the Supplements supersede all prior agreements and arrangements between Borrower and Lender related to the Loans and govern the relationship and agreements between Borrower and Lender. In the event Borrower and Lender agree to additional loans, credit facilities, and/or other credit accommodations from time to time in the future, Borrower and Lender will enter into additional Supplements to this Master Agreement. Each Supplement will set forth additional terms and conditions specific to such loans and credit facilities, including without limitation, the applicable:

     (a) amount of the loan and/or credit facility;
     (b) interest rate and rate options,
     (c) fees, costs and expenses; and
     (d) repayment terms.
In the event of any inconsistency between the terms set forth in the Master Agreement and any Supplement, the terms of the applicable Supplement will control to the extent provided in such Supplement. Unless otherwise provided in a Supplement, each Supplement applies solely to the Loans described therein. The Supplements, including all Supplements entered into as the date hereof and all future Supplements (when they become effective) are hereby incorporated by reference.
     Section 1.03 Notes. Each Supplement may be accompanied by one or more Notes made by of Borrower.
     Section 1.04 Default Interest. Upon the occurrence and during the continuance of a Default or Event of Default or after acceleration, Borrower will pay interest (“Default Interest”) with respect to the Loans at the rate otherwise applicable plus an additional two hundred basis points per annum (2.00%). Default Interest is payable on demand. The Default Interest rate will apply whether or not Lender has exercised its option to accelerate the maturity of the Loans and declare the entire principal balance due and payable.
     Section 1.05 Additional Interest. In the event any Deposit Account or Investment Account is maintained with any Person other than Lender, Borrower will pay interest on all Loans at the rate otherwise applicable plus an additional 200 basis points (2.00%) per annum.
     Section 1.06 Interest Generally; Maximum Rate. Lender’s internal records of applicable interest rates are determinative in the absence of manifest error. Notwithstanding anything to the contrary herein or in any Supplement, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”) exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by Lender, the rate of interest payable in respect of the Loans, together with all Charges payable in respect thereof, will be limited to the Maximum Rate; provided, such Charges may be applied by Lender and collected over a longer period of time to avoid application of a rate that exceeds the Maximum Rate. Any amount paid in excess of the Maximum Rate will be applied to principal and other amounts outstanding in the order Lender deems appropriate.
     Section 1.07 Payments Generally. All payments will be made to Lender at the address set forth in Section 8.01 in U.S. Dollars and in immediately available funds, without set-off, deduction, or counterclaim, not later than 11:00 A.M. (Rochester, Minnesota time) on the date on which such payment is due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). All payments may be applied by Lender to principal, interest, fees and other amounts in any order which Lender elects in its sole discretion; provided unscheduled payments received during the continuance of an Event of

Default will be applied first to fees and reimbursable expenses of Lender and then ratably to the Loans based on their respective outstanding principal balances. Whenever any payment is stated to be due on a day that is not a Business Day, such payment will be due and payable on the next succeeding Business Day, not later than 11:00 A.M., and such extension of time will in such case be included in the computation of the payment of interest and fees, as the case may be.
     Section 1.08 Computations. Computations of interest and fees (to the extent computed on the basis of days elapsed) hereunder will be made on the basis of a year of 360 days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. All interest and fees will be considered earned when due.
     Section 1.09 Prepayments.
     (a) Subject to applicable fees and charges and such other terms and conditions as set forth in any applicable Supplement, Borrower may prepay the Loans, in whole or in part at any time and from time to time, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to Lender not less than three Business Days prior to any such prepayment. Each such notice will be irrevocable and will specify the proposed date of such prepayment and the principal amount to be prepaid. The amount specified in such notice will be due and payable on the date designated in such notice, together with accrued interest on the amount so prepaid and any prepayment fee or premium payable in connection therewith.
     (b) If Borrower issues any capital stock, any other equity interests, or any debt securities, then no later than the Business Day following the date of receipt of the proceeds thereof, Borrower must prepay the Loans in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith; provided, that no such prepayment shall be required in the event Borrower issues capital stock or other equity interests and the proceeds of such issuance are invested in assets that constitute either plant or equipment of Borrower and such assets become Collateral subject to Lender’s first priority security interest. Any prepayment fee, premium or penalty under any applicable supplement will be applied in the event of such prepayment.
     Section 1.10 Advances and Paying Procedure. Lender is authorized and directed to credit any of the Borrower’s accounts with Lender (or to the account Borrower designates in writing) for all Advances made hereunder, and Lender is authorized to debit such account or any other account of Borrower with Lender for the amount of any principal, interest, or other amount due hereunder on the due date with respect thereto.
     Section 1.11 Administrative Fee. Borrower agrees to pay to Lender an annual administrative fee in the amount of $20,000 on the next anniversary of the Closing Date (January 2007) and $10,000 on each anniversary of the Closing Date thereafter, until all Obligations have been paid or satisfied in full and all Commitments have been terminated.
     Section 1.12 Reaffirmation of Existing Loan Documents. Except to the extent modified by the Amendment Documents, Borrower and Lender reaffirm their respective obligations under each of the Loan Documents in effect as of the date hereof.

     Section 1.13 Collateral. The Obligations are secured by Lender’s first priority Lien on the Collateral. To the extent not otherwise in effect, Borrower hereby pledges, mortgages, transfers, assigns, sets aside, and grants a security interest to Lender in the Collateral.
     Section 1.14 Priority. Except to the extent any Loan is specifically subordinated to one or more other Loans, each Loan will be pari passu in all respects.
     Section 1.15 Restricted Cash Accounts. Borrower will maintain a balance of no less than $4,000,000 in the account established pursuant to Section 2.10 of the Original Credit Agreement. No additional deposits thereto are required. Borrower may direct Lender to apply amounts on deposit in such reserve account as payment to the Obligations; provided any such payments will be applied to Loan payments in the inverse order of maturity and will not reduce the amount of any scheduled payment to the extent any Obligation remains unpaid. Proceeds of such reserve account secure all Loans ratably.
ARTICLE II.
CONDITIONS PRECEDENT
     Section 2.01 Conditions To Effectiveness. Lender will have no obligation under this Agreement or any other Amendment Document until each of the following conditions is satisfied (or waived in accordance with Section 8.02):
     (a) Lender has received all fees and other amounts due and payable on or prior to the date hereof, including the fees and amounts for reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by Borrower pursuant to this Agreement, under any other Loan Document, or any other agreement with Lender.
     (b) Borrower has delivered to Lender duly executed counterparts of the following, each in form and substance acceptable to Lender in all respects:
(1)	Each of the First Supplement, Second Supplement, and Third Supplement to this Master Agreement, along with all Notes and other documents, instruments and agreements required thereunder;

(2)	all Control Agreements required under Section 6.13, if any; and

(3)	the Mortgage, fully notarized, together with evidence that it has been recorded in all places to the extent necessary or desirable, in the judgment of Lender, to create a valid and enforceable first priority Lien (subject to Permitted Encumbrances) on the fee simple estate (or leasehold or other interest if agreeable to Lender) of the Real Estate.
     (c) Lender has received the following, each in form and substance acceptable to Lender in all respects:
(1)	a commitment by a recognized title insurance company to issue a date down endorsement to the original lender’s title insurance policy assuring

Lender that the Mortgage creates a valid and enforceable encumbrance on the Real Estate, free and clear of all defects and encumbrances except Permitted Encumbrances, as well as such other endorsements and additional coverages as Lender requires;

(2)	copies of favorable UCC, tax, judgment, bankruptcy and fixture lien search reports (or other evidence of the same satisfactory to Lender) in all necessary or appropriate jurisdictions and under all legal and trade names of Borrower and all other parties requested by Lender, indicating that there are no prior Liens on any of the Collateral other than Permitted Encumbrances;

(3)	duly executed landlord waivers and/or warehouseman, or bailee agreements with respect to all inventory of Borrower located at leased locations or other locations not owned by Borrower in fee simple, if any, along with a certified copy of all leases of Borrower, if any;

(4)	certified copies of the articles of organization or other charter documents of Borrower, together with certificates of good standing or existence, as are available from the Secretary of State (or other applicable Governmental Authority) of the jurisdiction of organization of Borrower and each other jurisdiction where Borrower is required to be qualified to do business as a foreign entity;

(5)	a certificate, dated as of the date hereof and signed by an appropriate Responsible Officer, attaching and certifying copies of the bylaws or similar documents, and appropriate resolutions authorizing the execution, delivery and performance of the Amendment Documents and certifying the name, title and the signature of each officer executing the Amendment Documents;

(6)	a favorable written opinion of counsel to Borrower, addressed to Lender, addressing the matters set forth on Exhibit 2.01(c)(6); and

(7)	certificates of insurance, in form and substance acceptable to Lender, describing the types and amounts of insurance (property and liability) carried by Borrower, in each case naming Lender as loss payee or additional insured, as the case may be, and which include a stipulation that coverages will not be cancelled or diminished without at least 30 days’ prior written notice to Lender, together with a lender’s loss payable endorsement.

(8)	An assignment of the Borrower’s business interruption insurance policy, duly executed by Borrower and pursuant to which the Borrower assigns to Lender all of the Borrower’s right, title and interest in and to its business interruption insurance policy, and which assignment shall have been consented to and certified in writing by the other party(ies) to such insurance policy.
     (d) The representations and warranties set forth in the Loan Documents are true and correct in all material respects.
     (e) All conditions precedent in the other Loan Documents have been satisfied or waived in accordance with Section 8.02.
     (f) No Default or Event of Default has occurred and is continuing.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
     Borrower represents and warrants to Lender, as of the date hereof, the date of each Supplement, and the date of each Advance (unless otherwise specified) as follows:
     Section 3.01 Existence; Power. Borrower (a) is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Iowa, (b) has all requisite power and authority to carry on its businesses as now conducted, and (c) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
     Section 3.02 Organizational Power; Authorization. The execution, delivery and performance by Borrower of the Amendment Documents to which it is a party are within its limited liability company powers and have been duly authorized by all necessary board, manager, and if required, member action. This Agreement and the other Amendment Documents have been duly executed and delivered by Borrower, and constitute valid and binding obligations of Borrower, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
     Section 3.03 Governmental Approvals; No Conflicts. The execution, delivery and performance by Borrower of the Amendment Documents (a) does not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect or where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, articles of incorporation, bylaws, or other organization documents of Borrower or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on Borrower or any of its assets or give rise to a right thereunder to require any payment to be made by Borrower, and (d) will not result in the creation or imposition of any Lien on any asset of Borrower except Liens created under the Loan Documents.

     Section 3.04 Financial Statements. Borrower has furnished to Lender copies of Borrower’s (a) audited financial statements (consistent with the requirements of Section 4.01(a)) as of its most recent fiscal year end and (b) internally prepared financial statements (consistent with the requirements of Section 4.01(b)) as of the last day of the most recent quarter. Such financial statements fairly present the financial condition of Borrower as of such dates and the results of operations for such periods in conformity with GAAP consistently applied, subject in the case of interim financial statements, to year-end audit adjustments and the absence of footnotes. Since the date of such financial statements, there have been no changes with respect to Borrower which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect on the business, results of operations, financial condition, assets, liabilities or prospects of Borrower.
     Section 3.05 Litigation and Environmental Matters.
     (a) No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending against or, to the knowledge of Borrower, threatened against or affecting Borrower (1) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (2) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.
     (b) Borrower (1) has not failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (2) has not become subject to any Environmental Liability, (3) has not received notice of any claim with respect to any Environmental Liability, or (4) does not know of any basis for any Environmental Liability.
     Section 3.06 Compliance with Laws and Agreements. Borrower is in compliance with all (a) applicable laws, rules, and regulations, (b) orders of any Governmental Authority, and (c) all indentures, agreements or other instruments binding upon it or its properties; except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 3.07 Investment Company Act, Etc. Borrower is not (a) an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended, or (c) otherwise subject to any other regulatory scheme limiting its ability to incur debt.
     Section 3.08 Taxes. Borrower and each other Person for whose taxes Borrower could become liable have timely filed or caused to be filed all tax returns and other filings that are required to be filed by any of them, and have paid all taxes shown to be due and payable (or with respect to real estate taxes, have paid all taxes prior to the time the same become delinquent) on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (a) to the extent the failure to do so would not have a Material Adverse Effect or (b) where the same are currently being contested in good faith by appropriate proceedings and for which Borrower has set aside adequate reserves on its books in accordance with GAAP. The charges, accruals and reserves on the books of Borrower in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.
     Section 3.09 Margin Regulations. None of the proceeds of the Loans have been used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect, or for any purpose that violates the provisions of Regulation U, T or X of the Board of Governors of the Federal Reserve System.
     Section 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used under GAAP) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used under GAAP) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000 the fair market value of the assets of all such underfunded Plans.
     Section 3.11 Ownership of Property. Borrower has good title to or a valid leasehold interest in all of the real and personal property material to operation of Borrower’s businesses. Borrower owns, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, tradenames, copyrights and other intellectual property material to its business, and the use thereof by Borrower does not infringe on the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 3.12 Disclosure. Borrower has disclosed to Lender all agreements, instruments, and corporate or other restrictions to which Borrower is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of Borrower pursuant to this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, not misleading.
     Section 3.13 Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against Borrower, or, to the knowledge of Borrower, threatened against or affecting Borrower, and no significant unfair labor practice, charges or grievances are pending against Borrower, or to the knowledge of Borrower, threatened against Borrower before any Governmental Authority. All payments due from Borrower pursuant to any collective bargaining agreement have been paid or accrued as a liability except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

     Section 3.14 Subsidiaries. Borrower has no Subsidiaries other than those for which Borrower has complied with the requirements of Section 4.10.
     Section 3.15 Permits. Borrower has obtained all licenses, consents, approvals, authorizations and permits of Governmental Authorities which Borrower is required to obtain in connection with the operation of Borrower’s business, including but not limited to any of the foregoing related to Environmental Laws, zoning and land-use laws (including any requirement to obtain a special exception, if applicable), water use laws, waste disposal laws, laws requiring construction permits, and occupancy certificates. Borrower has provided true and correct copies of such licenses, consents, approvals, authorizations and permits to Lender.
     Section 3.16 Projections. As of the Closing Date, the Projections fairly present Borrower’s reasonable forecast of the results of operations and changes in cash flows for the periods covered thereby, based on the assumptions set forth therein, which assumptions are reasonable based on historical experience and presently known facts.
     Section 3.17 Material Contracts. Schedule 3.17 sets forth a complete and accurate listing of all Material Contracts in effect as of the date hereof. There are no Material Contracts other than those for which Borrower has complied with Section 4.11.
     Section 3.18 Anti-Terrorism Laws. Neither Borrower nor any of its Affiliates is in violation of (a) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (b) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or (c) the anti-money laundering provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001) amending the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq.
ARTICLE IV.
AFFIRMATIVE COVENANTS
     Borrower covenants and agrees that so long as any Commitment is in effect or the principal of or interest on any Loan or any fee remains unpaid:
     Section 4.01 Financial Statements and Other Information. Borrower will deliver to Lender:
     (a) as soon as available and in any event (1) within 120 days after the end of each fiscal year of Borrower, a copy of the annual audited report for such fiscal year for Borrower as of the end of such fiscal year and the related consolidated balance sheets, statements of income, owners’ equity and cash flows (together with all footnotes thereto) of Borrower for such fiscal year, (2) setting forth in comparative form (for all reports delivered after Borrower’s first fiscal year of plant operations) the figures for the previous fiscal year, all in reasonable detail and reported on by a firm of independent public accountants acceptable to Lender (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit), and a statement from such accountants to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of Borrower for such fiscal year in accordance with GAAP, that the examination by such accountants in connection with such financial statements has been made in accordance with GAAP;
     (b) as soon as available and in any event within 30 days after the end of each month, an unaudited balance sheet of Borrower as of the end of such month and the related unaudited statements of income, owner’s equity and cash flow of Borrower for such month and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding month and the corresponding portion of Borrower’s previous fiscal year; in either case all certified by an appropriate Responsible Officer of Borrower as presenting fairly in all material respects the financial condition and results of operations of Borrower in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;
     (c) within 30 days of the last day of each quarter, a certificate, in form and substance satisfactory to Lender in all respects, of a Responsible Officer, (1) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which Borrower has taken or proposes to take with respect thereto, (2) setting forth in reasonable detail calculations demonstrating compliance with Article V, (3) stating whether any change in GAAP or the application thereof has occurred since the date of Borrower’s most recent previously delivered audited financial statements and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and (4) attaching a production report, certified as to accuracy, which sets forth pertinent information in respect of the amount of ethanol produced and other information as Lender may request from time to time;
     (d) concurrently with the financial statements referred to in clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether it obtained any knowledge during the cause of its examination of such financial statements of the occurrence of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);
     (e) promptly after the same become available, copies of all periodic reports distributed by Borrower to its members generally, or to any national securities exchange, as applicable;
     (f) concurrently with the delivery of the financial statements referred to in clause (a) above, a copy of Borrower’s pro forma budget and business plan for the subsequent fiscal year for Borrower, containing a pro forma consolidated balance sheet of Borrower as of the end of such subsequent fiscal year and the related pro forma consolidated statements of income, owners’ equity and cash flows (together with all footnotes thereto) of Borrower for such subsequent fiscal year; and

     (g) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of Borrower as Lender may reasonably request.
     Section 4.02 Notices of Material Events. Borrower will promptly furnish written notice to Lender of the following, in each case accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken nor proposed to be taken with respect thereto:
     (a) the occurrence of any Default or Event of Default;
     (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of Borrower, affecting Borrower which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
     (c) the occurrence of any event or any other development by which Borrower (1) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (2) becomes subject to any Environmental Liability, (3) receives notice of any claim with respect to any Environmental Liability, or (4) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
     (d) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
     (e) the incurrence of any Indebtedness, including Indebtedness permitted under this Agreement; and
     (f) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
     Section 4.03 Existence; Conduct of Business. Borrower will do all things necessary to preserve, renew and maintain in full force and effect its legal existence and its rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto.
     Section 4.04 Compliance with Laws, Etc. Borrower will comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to it or its properties, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Borrower will in all respects conform to and comply with all applicable covenants, conditions, restrictions and reservations, and with all requirements of Governmental Authorities, including, without limitation, all building codes and zoning, environmental, hazardous substance, energy and pollution control laws, ordinances and regulations affecting Borrower’s business, and the Real Estate and the related improvements.

     Section 4.05 Payment of Obligations. Borrower will pay and discharge all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
     Section 4.06 Books and Records. Borrower will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrower in conformity with GAAP.
     Section 4.07 Visitation, Inspection, Audit, Etc.
     (a) Borrower will permit any representative or agent of Lender to visit and inspect its properties, to conduct audits of the Collateral, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers, employees and its independent certified public accountants, all at such reasonable times and as often as Lender, may reasonably request after reasonable prior notice to Borrower; provided, if a Default or an Event of Default has occurred and is continuing, no prior notice will be required. Borrower will bear all expenses incurred by Lender in connection with any such visit, inspection, audit, examination, or discussion.
     (b) Borrower will deliver to Lender such appraisals of the Real Estate and other fixed assets of Borrower as Lender may request at any time and from time to time, such appraisals to be conducted by an appraiser, and to be presented in form and substance, reasonably satisfactory to Lender, in each case conducted at the expense of Borrower if the appraisal is delivered in connection with a request by Borrower for an accommodation, waiver, or other credit action.
     Section 4.08 Maintenance of Properties; Insurance. Borrower will (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear expected, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds and in the amounts customarily carried by companies in the same or similar business operating in the same of similar locations and under the same or similar circumstances.
     Section 4.09 Use of Proceeds. No part of the proceeds of any Loan will be used, directly or indirectly, for any purpose that would violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or for speculative purposes, including, without limitation, speculating in the commodities and/or futures markets.
     Section 4.10 Subsidiaries. Within 10 Business Days after Borrower acquires or forms any Subsidiary, Borrower will notify Lender and will cause such Subsidiary to execute a Guarantee of the Obligations, a joinder to the Security Agreement, and a joinder to such other instruments, agreements, and documents as Lender requires, each in form and substance satisfactory to Lender, and will cause such Subsidiary to deliver simultaneously therewith similar documents applicable to such Subsidiary required under Section 2.01 as requested by Lender.
     Section 4.11 Assignment of Material Contracts. Borrower will notify Lender of the existence of any Material Contract promptly upon entering into the same. Borrower agrees to promptly execute and deliver to Lender such Collateral Assignments and take such other actions as Lender requests in furtherance of Borrower’s collateral assignment of Borrower’s rights under such Material Contracts.
     Section 4.12 Compliance with Certain Laws. Borrower will (a) ensure that no Person that Controls Borrower is or will be listed on the Specially Designated Nationals and Blocked Person List or other similar list maintained by the Office of Foreign Assets Control (“OFAC”), the Department of Treasury or included in any executive order or other similar list of such Persons published by a Governmental Authority, (b) not use or permit the use of any proceeds of any Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute, executive order, or requirement of a Governmental Authority relating thereto, and (c) comply with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.
     Section 4.13 Farm Products. If Borrower acquires any Collateral which may have constituted Farm Products in the possession of the seller or supplier thereof, Borrower will, at its sole expense, use its best efforts to take such steps to insure that all Liens (except the security interests granted to Lender) in such acquired Collateral are terminated or released, including, without limitation, in the case of such Farm Products produced in a state which has established a Central Filing System (as defined in the Food Security Act), registering with the Secretary of State of such state (or such other party or office designed by such state) and otherwise take such reasonable actions necessary, as prescribed by the Food Security Act, to purchase Farm Products free of liens, security interest and encumbrances of any kind (except the security interests granted to Lender); provided, however, that Borrower may contest and need not obtain the release or termination of any lien, security interest or encumbrance asserted by any creditor of any seller of such Farm Products, so long as it contests the same by proper proceedings and maintain appropriate accruals and reserves therefore in accordance with GAAP. Upon the Lender’s request, Borrower agrees to forward to Lender promptly after receipt copies of all notices of Liens and master lists of effective financing statements delivered to Borrower pursuant to the Food Security Act, which notices and/or lists pertain to any of the Collateral. Upon Lender’s request, Borrower agrees to provide Lender with the names of Persons who supply Borrower with such Farm Products and such other information as Lender may reasonably request with respect to such Persons.
     Section 4.14 Warehouse Receipts. If any warehouse receipt or receipts in the nature of a warehouse receipt is/are issued in respect of any portion of the Collateral, then Borrower (a) will not permit such warehouse receipt or receipts in the nature thereof to be “negotiable” as such term is used in Article 7 of the UCC and (b) will deliver all such receipts to Lender (or a Person designated by Lender) within five days of Lender’s request and from time to time thereafter. If no Default or Event of Default then exists, Lender agrees to deliver to Borrower any receipt so held by Lender upon Borrower’s request in connection with Borrower’s sale or other disposition of the underlying Collateral, if such disposition is in the ordinary course of Borrower’s business.

ARTICLE V.
FINANCIAL COVENANTS
     Borrower covenants and agrees that so long as any Obligation remains unpaid or any Commitment is in effect:
     Section 5.01 Fixed Charge Coverage Ratio. Beginning October 31, 2006, Borrower’s Fixed Charge Coverage Ratio will not be less than 1.15:1.00, and 1.25:1.00 on October 31, 2007, and each fiscal year end thereafter.
     Section 5.02 Working Capital. Borrower will maintain working capital of at least (a) $3,000,000 on October 31, 2006, (b) $4,000,000 on October 31, 2007, and (c) $5,000,000 on October 31, 2008, and all times thereafter. The amount of Lender’s revolving Commitment, if any, less the amount of planned reduction in such revolving Commitment during the succeeding 12 months will be considered working capital for purposes of the determination of compliance with this covenant.
     Section 5.03 Tangible Net Worth. Borrower’s Tangible Net Worth will be, and will not fall below at any time:
     (a) $43,000,000 by October 31, 2006;
     (b) $50,000,000 by October 31, 2007; and
     (c) $55,000,000 by October 31, 2008.
ARTICLE VI.
NEGATIVE COVENANTS
     Borrower covenants and agrees that so long as Lender has a Commitment hereunder or the principal of or interest on any Loan or any fee remains unpaid:
     Section 6.01 Indebtedness. Borrower will not create, incur, assume or suffer to exist any Indebtedness other than Indebtedness created pursuant to the Loan Documents.
     Section 6.02 Negative Pledge. Except Permitted Encumbrances, Borrower will not create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired.
     Section 6.03 Fundamental Changes. Borrower will not, and will not permit any Subsidiary to, engage in any business other than businesses of the type conducted by Borrower on the date hereof and businesses reasonably related thereto.
     Section 6.04 Investments, Loans, Etc. Borrower will not purchase, hold or acquire any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:
     (a) Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 6.04(a);
     (b) Permitted Investments in which Lender maintains a first priority, perfected security interest therein; and
     (c) loans or advances to employees, officers or directors of Borrower in the ordinary course of business for travel, relocation and related expenses; provided, however, that the aggregate amount of all such loans and advances does not exceed $100,000 at any time.
     Section 6.05 Restricted Payments. Other than Permitted Distributions and dividends or distributions by Borrower consisting solely of one or more classes of its membership units, Borrower will not pay, declare or make, or agree to pay, declare or make, directly or indirectly, any dividend or distribution on any class of its membership units, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any membership units or any options, warrants, or other rights to purchase any of the foregoing, whether now or hereafter outstanding, or any payment in respect of Indebtedness subordinated to the Obligations. In addition, notwithstanding the foregoing, Borrower may make payments in respect of subordinate Indebtedness to the extent such payments are allowed under an intercreditor agreement between Lender and the other creditor to which such payments are made.
     Section 6.06 Sale of Assets. Borrower will not convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, to any Person except (a) the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business; and (b) the sale of inventory and Permitted Investments in the ordinary course of business.
     Section 6.07 Transactions with Affiliates. Borrower will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to Borrower than could be obtained on an arm’s-length basis from unrelated third parties in comparable transactions, and (b) transactions solely between Borrower and any wholly-owned Subsidiary of Borrower.
     Section 6.08 Restrictive Agreements. Borrower will not directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon the ability of Borrower to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, except restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted under this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness.
     Section 6.09 Sale and Leaseback Transactions. Borrower will not enter into any arrangement, directly or indirectly, whereby it sells or transfers any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.
     Section 6.10 Hedging Agreements. Borrower will not enter into any Hedging Agreement other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which Borrower is exposed in the conduct of its business or the management of its liabilities.
     Section 6.11 Amendment to Material Documents. Except to the extent as could not reasonably be expected to result in a Material Adverse Effect, Borrower will not amend, modify or waive any of its rights under (a) its certificate or articles of organization, operating agreement, bylaws or other organizational documents or (b) any Material Contract.
     Section 6.12 Accounting Changes. Borrower will not make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year.
     Section 6.13 Deposit and Investment Accounts. Except as consented to in writing by Lender (which consent will be conditioned on, among other things, the Person who will maintain the funds entering into a Control Agreement acceptable to Lender in all respects) Borrower will not maintain, deposit or invest funds with any Person other than Lender. Lender acknowledges its consent to Borrower’s account number 9000917 with State Bank of Lawler so long as the Account Control Agreement dated January 16, 2004, among Lender, Borrower, and State Bank of Lawler remains in effect.
     Section 6.14 Use of Proceeds. Borrower will not use the proceeds of any Loan, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect, or for any purpose that violates the provisions of Regulation U, T or X of the Board of Governors of the Federal Reserve System.
     Section 6.15 Non-Financed Maintenance Capital Expenditures. Borrower’s Non-Financed Maintenance Capital Expenditures will not exceed $1,000,000 during the fiscal year ending October 31, 2006, and $1,500,000 during any fiscal year period thereafter.
     Section 6.16 Legal Status. Borrower will not (a) change its jurisdiction of organization, or (b) take or permit any action that would result in Borrower’s discontinuance as a limited liability company in good standing under the jurisdiction of Borrower’s organization.

ARTICLE VII.
EVENTS OF DEFAULT AND REMEDIES
     Section 7.01 Events of Default. The following will be considered events of default (each an “Event of Default”) hereunder:
     (a) Borrower fails to pay any amount payable under this Agreement or any other Loan Document within ten days of when such amount becomes due;
     (b) any representation or warranty made or deemed made by or on behalf of Borrower in or in connection with this Agreement or any other Loan Document (including the Schedules attached hereto and thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to Lender by Borrower or any representative of Borrower pursuant to or in connection with this Agreement or any other Loan Document proves to be materially incorrect when made or deemed made or submitted;
     (c) Borrower fails to observe or perform any covenant or agreement in Sections 4.01, 4.02, or 4.03, or Article V or VI;
     (d) Borrower fails to observe or perform any covenant or agreement in this Agreement (other than those referred to in clauses (a), (b), or (c) above) or in any other Loan Document, and such failure continues for 30 days after the earlier of the date (1) Borrower becomes aware of such failure, or (2) written notice thereof is given to Borrower by Lender; or any Event of Default otherwise occurs under any Loan Document;
     (e) Borrower or any guarantor of any portion of the Obligations, (whether as primary obligor or as guarantor or other surety) fails to pay any principal of or premium or interest on any Material Indebtedness that is outstanding, when and as the same becomes due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure continues after the applicable grace period, if any, specified in the agreement or instrument evidencing such Indebtedness; or any other event occurs or condition exists under any agreement or instrument relating to such Indebtedness and continues after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness is declared to be due and payable; or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness is required to be made, in each case prior to the stated maturity thereof;
     (f) Borrower or any guarantor of any portion of the Obligations, (1) commences a voluntary case or other proceeding or files any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (2) consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or petition described in clause

(1) of this Section 7.01(f), (3) applies for or consents to the appointment of a custodian, trustee, receiver, liquidation or other similar official for Borrower or such guarantor or for a substantial part of the assets of Borrower or such guarantor, (4) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) makes a general assignment for the benefit of creditors, or (6) takes any action for the purpose of effecting any of the foregoing;
     (g) an involuntary proceeding is commenced or an involuntary petition is filed seeking (1) liquidation, reorganization or other relief in respect of Borrower or any guarantor of any portion of the Obligations, or the debts, or any substantial part of the assets of Borrower or such guarantor under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (2) the appointment of a custodian, trustee, receiver, liquidator or other similar official for Borrower or any guarantor of any portion of the Obligations, or for a substantial part of the assets of Borrower or such guarantor, and in any such case, such proceeding or petition remains undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing is entered;
     (h) Borrower or any guarantor of any portion of the Obligations becomes unable to pay, admits in writing its inability to pay, or fails to pay, its debts as they become due;
     (i) an ERISA Event occurs with respect to Borrower or any guarantor of any portion of the Obligations that, in the opinion of Lender, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
     (j) any judgment or order for the payment of money in excess of $250,000 in the aggregate is rendered against Borrower or any guarantor of any portion of the Obligations, and either (1) such judgment or order is final and enforcement proceedings have been commenced by any creditor upon such judgment or order, or (2) there is a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect;
     (k) any non-monetary judgment or order is rendered against Borrower or any guarantor of any portion of the Obligations that could reasonably be expected to result in a Material Adverse Effect, and there is a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect;
     (l) a Change in Control occurs or exists;
     (m) Borrower ceases to exist or any guarantor of any portion of the Obligation dies or ceases to exist;
     (n) Borrower or any guarantor of any portion of the Obligations becomes the subject of any out-of-court settlement with its creditors;
     (o) any guarantor of any portion of the Obligations attempts to revoke such Guarantee, or any such Guarantee becomes unenforceable in whole or in part for any reason;

     (p) an Event of Default occurs under any other agreement with (or instrument in favor of) Lender; or
     (q) any other event occurs or exists which could reasonably be expected to result in a Material Adverse Effect.
     Section 7.02 Remedies. Upon the occurrence of an Event of Default (other than an event described in clause (f), (g) or (h) of Section 7.01), and at any time thereafter, Lender may take any one or more or all of the following actions, at the same or different times:
     (a) terminate the Commitments, whereupon the Commitments will terminate immediately;
     (b) declare the principal of and any accrued interest on the Loans, and all other Obligations to be due and payable, whereupon the same will become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower;
     (c) Setoff;
     (d) take other steps to project or preserve Lender’s interest in any Collateral, including, without limitation, notifying account debtors to make payments directly to Lender, advancing funds to protect any Collateral, and insuring Collateral; and/or
     (e) exercise all remedies provided for in any other Loan Document or as otherwise provided by law.
     If an Event of Default specified in either clause (f), (g) or (h) of Section 7.01 occurs, all Commitments will automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations will automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower.
ARTICLE VIII.
MISCELLANEOUS
     Section 8.01 Notices.
     Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective will be in writing and delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To Borrower:	Attention: Walter Wendland 1822 43rd Street SW Mason City, Iowa 50401 Facsimile: (641) 421-8457

With a copy to:	Bill Hanigan, Esq. BrownWinick Law Firm 666 Grand Avenue, Suite 2000 Des Moines, Iowa 50309 Facsimile: (515) 283-0231

To Lender:	Attention: Eric Oftedahl Post Office Box 6947 1016 Civic Center Drive NW Rochester, Minnesota 55903 Facsimile: (507) 252-7178

With a copy to:	Ronald K. Vaske, Esq. Lindquist & Vennum P.L.L.P. 4200 IDS Center 80 South Eighth Street Minneapolis, Minnesota 55402 Facsimile: (612) 371-3207
     Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties. All notices and other communications delivered to Borrower will, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited in the mail or if delivered, upon delivery. Notices delivered to Lender will not be effective until actually received at its address specified in this Section 8.01.
     Any agreement of Lender to receive certain notices by telephone or facsimile is solely for the convenience and at the request of Borrower. Lender will be entitled to rely on the authority of any Person purporting to be a Person authorized by Borrower to give such notice and Lender will not have any liability to Borrower or any other Person as a result of any action taken or not taken by Lender in reliance upon such telephonic or facsimile notice. The obligation of Borrower to repay the Loans and all other Obligations hereunder will not be affected in any way or to any extent by any failure of Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by Lender of a confirmation which is at variance with the terms understood by Lender to be contained in any such telephonic or facsimile notice.
     Section 8.02 Waiver; Amendments.
     (a) No failure or delay by Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between Borrower and Lender, will operate as a waiver, nor will any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Borrower therefrom will in any event be effective unless the same is permitted by paragraph (b) of this Section, and then such waiver or consent will be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of an Advance will not be construed as a waiver of any Default or Event of Default, regardless of whether Lender had notice or knowledge of such Default or Event of Default at the time.
     (b) No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by Borrower therefrom, will in any event be effective unless the same is in writing and signed by Borrower and Lender and then such waiver or consent will be effective only in the specific instance and for the specific purpose for which given.
     Section 8.03 Expenses; Indemnification.
     (a) Borrower indemnifies Lender and each Participant against, and holds Lender and each Participant harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the fees, charges and disbursements of any counsel for Lender and/or any Participant, which are incurred by or asserted against Lender and/or any Participant arising out of, in connection with or as a result of (1) the execution, delivery and documentation of this Master Agreement, any Supplement, any other Loan Document, or any other agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby or thereby, (2) any Advances or any actual or proposed use of the proceeds therefrom, (3) any actual or alleged presence or release of Hazardous Materials on or from any property owned by Borrower or any Subsidiary, or any Environmental Liability related in any way to Borrower or any Subsidiary, or (4) actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether Lender is a party thereto, including attorneys’ fees and all other costs and fees (i) incurred before or after commencement of litigation or at trial, on appeal or in any other proceeding, and (ii) incurred in any bankruptcy proceeding; provided, that Borrower is not obligated to indemnify Lender or any Participant for any of the foregoing arising out of Lender’s or such Participant’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.
     (b) Borrower will pay, and hold Lender and each Participant harmless from and against, any and all Taxes with respect to this Agreement and any other Loan Document, any Collateral described therein, or any payments due thereunder, and will save Lender and each Participant harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such Taxes.
     (c) In the event any Governmental Authority subjects Lender to any new or additional charge, fee, withholding or tax of any kind with respect to any Loan, or changes the method of taxation of any Loan, or changes the reserve, capital or deposit requirements applicable to any Loan, Borrower will pay and hold Lender and each Participant harmless from, within five Business Days after receipt by Borrower of written demand by Lender, such additional amounts as will compensate Lender and each Participant for such cost (including opportunity cost) or lost income resulting therefrom as reasonably determined by Lender. Lender’s certificate setting forth the amount or amounts necessary to compensate Lender as set forth in this Section 8.03(c) will be conclusive, absent manifest error.
     (d) To the extent permitted by applicable law, Borrower will not assert, and Borrower hereby waives, any claim against Lender and/or any Participant, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Advance or the use of proceeds thereof.
     (e) All amounts due under this Section 8.03 are due and payable promptly on demand.
     Section 8.04 Successors and Assigns.
     (a) The provisions of this Agreement are binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights hereunder without the prior written consent of Lender (and any attempted assignment or transfer by Borrower without such consent will be considered null and void).
     (b) Lender may at any time, without the consent of Borrower, assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents, including all or a portion of any Commitment and/or all or any portion of any Loan.
     (c) Lender and each Participant may at any time, without the consent of Borrower, sell participation interests to one or more Persons (a “Participant”) in all or a portion of Lender’s rights and obligations under this Agreement, including all or a portion of any Commitment and/or all or any portion of any Loan. In the event Lender or any Participant sells one or more participation interests, Lender’s (and such Participant’s) obligations under this Agreement will remain unchanged, and Borrower will continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement and the other Loan Documents.
     (d) Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the Notes without complying with this Section. No such pledge or assignment will release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.
     Section 8.05 Governing Law; Jurisdiction; Consent to Service of Process.
     (a) This Agreement and the other Loan Documents (except to the extent otherwise provided therein) will be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of Minnesota.
     (b) Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the District of Minnesota, and of any state court of the State of Minnesota located in Olmstead County, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment. Each of the parties irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Minnesota state court or, to the extent permitted by applicable law, such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document will affect any right Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or its properties in the courts of any jurisdiction.
     (c) Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     Section 8.06 WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 8.07 Right of Setoff. As additional security for payment of the Obligations, Borrower grants to Lender a security interest in, a lien on, and an express contractual right, at any time or from time to time upon the occurrence and during the continuance of a Default or Event of Default, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of Borrower at any time held or other obligations at any time owing by Lender to or for the credit or the account of Borrower against any and all Obligations held by Lender (“Setoff”), irrespective of whether Lender has made demand hereunder and although such Obligations may be unmatured. Lender agrees to notify Borrower after any Setoff and any application made by Lender; provided, that the failure to give such notice will not affect the validity of such Setoff and application. Lender’s rights under this Section 8.07 are in addition to any rights now or hereafter granted under applicable law and do not limit any such rights.

     Section 8.08 Counterparts; Integration. This Agreement may be executed in any number of separate counterparts (including by telecopy or other electronic mail, or any other electronic means), and all of said counterparts taken together will be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Lender constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.
     Section 8.09 Survival. All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement will be considered to have been relied upon by Lender and will survive the execution and delivery of this Agreement, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and will continue in full force and effect as long as the principal of or any accrued interest on the Loans or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as any Commitment is in effect. The provisions of Section 8.09 will survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, and termination of the Commitments, or this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement will survive the execution and delivery of this Agreement and the other Loan Documents.
     Section 8.10 Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, will, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 8.11 Transferable Record. This Agreement, the Notes and the other Loan Documents, as amended, are “transferable records” as defined in applicable law relating to electronic transactions. Therefore, Lender may, on behalf of Borrower, create a microfilm, optical disk or electronic image of such Loan Documents that are authoritative copies under applicable law. Lender may store such authoritative copies in microfilm or electronic form and destroy the paper original as part of its normal business practices. Lender, on its own behalf, may control and transfer such authoritative copies as permitted by applicable law.
     Section 8.12 Confidentiality. Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by Borrower or any Subsidiary, except that such information may be disclosed (a) to any Affiliate, Participant or advisor of Lender, including without limitation accountants, legal counsel and other advisors, provided that Lender shall have taken reasonable steps to assure that such Affiliates, participants, and advisors will maintain such information in confidence to the same extent required of Lender hereunder, (b) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (c) to the extent requested by any regulatory agency or authority, (d) to the extent that such information becomes publicly available, other than as a result of a breach of this Section 8.12, or which becomes available to Lender on a nonconfidential basis from a source other than Borrower, (e) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (f) subject to provisions substantially similar to this Section 8.12, to any actual or prospective assignee or Participant, or (g) with the consent of Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.
     Section 8.13 Copies. Borrower hereby acknowledges the receipt of a copy of this Agreement and all other Loan Documents.
     Section 8.14 Notice of Claims Against Lender; Limitation of Certain Damages. In order to allow Lender to mitigate any damages to Borrower from Lender’s alleged breach of its duties under the Loan Documents or any other duty, if any, to Borrower, the Borrower agrees to give Lender immediate written notice of any claim or defense it has against Lender, whether in tort or contract, relating to any action or inaction by Lender under any Loan Document, or the transactions related thereto, or of any defense to payment of the Obligations for any reason. The requirement of providing timely notice to Lender represents the parties’ agreed-upon standard of performance regarding claims against Lender. Notwithstanding any claim that Borrower may have against Lender, and regardless of any notice Borrower may have given Lender, Lender will not be liable to Borrower for consequential, punitive and/or special damages.
     Section 8.15 Effect of Amendment. This Agreement amends, supplements, and restates the Original Credit Agreement. The Obligations under the Original Credit Agreement remain in effect except to the extent specifically modified herein, and nothing in any of the Amendment Documents will be construed to have the effect of a novation in respect of the Obligations under the Original Credit Agreement. All Liens in favor of Lender granted in connection with the Original Credit Agreement remain in effect. The Amendment Documents will not be construed to have the effect of a refinancing of the Obligations under the Original Credit Agreement, but will instead be construed to amend, modify and supplement the terms in effect immediately prior to effectiveness of the Amendment Documents. All references to a credit agreement in any Loan Document will hereafter mean this Agreement. Nothing herein waives any default, breach or violation that may have occurred under any prior version of the Credit Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER: GOLDEN GRAIN ENERGY, LLC
By:	/s/ Walter Wendland
	Name:	Walter Wendland
	Title:	President

LENDER: HOME FEDERAL SAVINGS BANK
By:	/s/ Eric Oftedahl
	Name:	Eric Oftedahl
	Title:	Vice President

[SIGNATURE PAGE TO MASTER AMENDED AND RESTATED CREDIT AGREEMENT]

ATTACHMENT I
DEFINITIONS
     A. Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein will be interpreted, all accounting determinations hereunder will be made, and all financial statements required to be delivered hereunder will be prepared, in accordance with GAAP as in effect from time to time.
     B. Terms Generally. The definitions of terms herein apply equally to the singular and plural forms of the terms defined. The words “include,” “includes” and “including” are herein deemed to be followed by the phrase “without limitation.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person will be construed to include such Person’s successors and permitted assigns, (c) the words “hereof,” “herein” and “hereunder” and words of similar import will be construed to refer to this Agreement as a whole and not to any particular provision hereof, (d) all references to Articles, Sections, Exhibits and Schedules will be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, and (e) all references to a specific time will be construed to refer to the time in the city provided herein for Lender’s receipt of notices hereunder, unless otherwise indicated.
     C. Supplements. Certain terms are defined specifically in one or more Supplements. If there is an inconsistency between the terms hereof and a Supplement, the definitions in the Supplement will control to the extent provided therein.
     D. Defined Terms. In addition to the other terms defined in the Agreement, the following terms have the meanings herein specified.
     “Advance” means an advance of Loan funds by Lender to or for the benefit of Borrower.
     “Affiliate” means, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.
     “Agreement” means, collectively, the Master Agreement and each of the Supplements in effect from time to time.
     “Amendment Documents” means the Master Agreement, the First Supplement, the Second Supplement, the Third Supplement, the Mortgage, and all Notes (including amended Notes), documents, instruments and agreements delivered in fulfillment of a condition precedent to effectiveness or to Lender’s obligations under any of the foregoing.

     “Borrower” means Golden Grain Energy, LLC, an Iowa limited liability company.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the city of Rochester, Minnesota, are authorized or required by law to close.
     “Capital Lease Obligations” of any Person means the capitalized amount, determined in accordance with GAAP, of all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.
     “Change in Control” means the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of Borrower or any guarantor of any portion of the Obligations to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (b) acquisition of Control of the Borrower or any guarantor of any portion of the Obligations by any Person who does not Control the Borrower or such guarantor on the date of this Agreement, or (c) occupation of a majority of the seats on the board of directors of Borrower or any guarantor of any portion of the Obligations by Persons who were neither (1) nominated by the immediately previous board of directors or (2) appointed by directors so nominated.
     “Charges” has the meaning set forth in Section 1.06.
     “Closing Date” means January 16, 2004, and with respect to each Supplement, the date specified in such supplement if a different closing date is specified.
     “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.
     “Collateral” means all of Borrower’s tangible and intangible property, real and personal, including without limitation, all casualty insurance proceeds and condemnation awards.
     “Collateral Assignment” means each collateral assignment by Borrower in favor of Lender of a Material Contract, including all such collateral assignments made prior to the date hereof and all of those made hereafter.
     “Commitment” means, as to any Supplement, the meaning set forth in such Supplement.
     “Control” means the power, directly or indirectly, either to (a) vote 5% or more of securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (b) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controls,” “Controlling,” “Controlled by,” and “under common Control with” have meanings correlative thereto.

     “Control Agreements” means the agreements requested by Lender, if any, to perfect Lender’s security interest in Deposit Accounts and Investment Accounts, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “Default” means any condition or event that, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.
     “Default Interest” has the meaning set forth in Section 1.04.
     “Deposit Accounts” means all demand, time, savings, passbook or similar depository accounts of Borrower with any Person, including Borrower’s operating, payroll, and other bank or depository accounts.
     “EBITDA” for any period means an amount equal to (a) Net Income plus (b) to the extent deducted in determining Net Income, the sum of (i) Interest Expense, (ii) income taxes, (iii) depreciation and amortization, and (iv) all other non-cash charges.
     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, related attorneys’ fees, natural resource damages, penalties or indemnities), directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.
     “ERISA Affiliate” means any trade or business (whether or not incorporated), which, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Borrower or the ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Event of Default” has the meaning set forth in Section 7.01.
     “Farm Products” has the meaning ascribed thereto in the UCC.
     “First Supplement” means the First Supplement to the Master Amended and Restated Credit Agreement (Original Term Loan) between Borrower and Lender dated the date hereof, as amended, restated, supplemented, or otherwise modified from time to time.
     “Fixed Charges” for any period means the consolidated sum of (a) interest expense, (b) scheduled principal payments made on Total Debt, (c) income taxes paid, (d) Permitted Distributions paid, and (e) Non-Financed Maintenance Capital Expenditures.
     “Fixed Charge Coverage Ratio” means for any period of four consecutive quarters, the ratio of (a) EBITDA to (b) Fixed Charges.
     “Food Security Act” means the Food Security Act of 1985, 7 U.S.C. § 1631, as amended, and the regulations promulgated thereunder.
     “GAAP” means generally accepted accounting principles in effect from time to time in the United States applied on a consistent basis.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee” of or by any Person, including without limitation any Governmental Authority providing a guarantee of any portion of the Obligations, (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such

Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guarantee issued in support of such Indebtedness or obligation. The term “Guarantee” does not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee is deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Hedging Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity agreements and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values or commodity values, in each case to which Borrower is a party.
     “Indebtedness” of any Person means, without duplication (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 7.01(e), trade payables overdue by more than 120 days are included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (d) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (e) all Capital Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (g) all Guarantees of such Person, (h) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (i) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock, membership unit or other capital interest of such Person, (j) Off-Balance Sheet Liabilities, and (k) all capital interests of such person (such as preferred units) which call for a fixed or formulaic amount to be paid to the holder thereof or that have a maturity date. The Indebtedness of any Person includes the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.
     “Inventory” has the meaning ascribed thereto in the UCC, and shall include, without limitation, grain, grain sorghum, corn, soybeans, wheat, ethanol, dried distiller’s grains and solubles, and other goods, held by Borrower for sale or for processing and sale.
     “Investment Accounts” means all securities or investment accounts of Borrower with brokerage firms and other Persons.

     “Investments” has the meaning set forth in Section 6.04.
     “Lender” means Home Federal Savings Bank, a federally chartered stock savings bank, and its successors and assigns.
     “Lien” means any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).
     “Loan” means a loan commitment or credit and facilities made under this Agreement as more fully described in a Supplement.
     “Loan Documents” means collectively this Master Agreement, the Supplements, the Mortgage, the Security Agreement, the Notes, the Collateral Assignments, all other Amendment Documents, all UCC financing statements filed by Lender in connection with perfection of Lender’s security interest in the Collateral, and any Control Agreements, draw requests, and any and all other instruments, agreements, documents and writings executed pursuant to any of the foregoing or which have otherwise been executed by Borrower and delivered to Lender in connection with the Obligations or the Collateral.
     “Master Agreement” means solely this Master Amended and Restated Credit Agreement, not including the Supplements, as amended, restated, or otherwise modified (other than by Supplements entered into pursuant to Section 1.02) from time to time.
     “Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (a) the business, results of operations, financial condition, assets, or liabilities, of Borrower, (b) the ability of Borrower to perform any of its obligations under the Loan Documents, (c) the rights and remedies of Lender under any of the Loan Documents or (d) the legality, validity or enforceability of any of the Loan Documents.
     “Material Contract” means an agreement to which Borrower is or hereafter becomes a party which is material to the operation of Borrower’s business.
     “Material Indebtedness” means Indebtedness (other than the Loans) or obligations in respect of one or more Hedging Agreements in an aggregate principal amount of $100,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect to any Hedging Agreement at any time is the maximum aggregate amount (giving effect to any netting agreements) that Borrower would be required to pay if such Hedging Agreement were terminated at such time.
     “Maximum Rate” has the meaning set forth in Section 1.06.

     “Mortgage” means the Amended and Restated Future Advance Mortgage and Security Agreement and Fixture Financing Statement and Assignment of Rents and Leases between Borrower and Lender dated the date hereof, as further amended, restated, revised or otherwise modified from time to time hereafter.
     “Multiemployer Plan” has the meaning set forth in Section 4001(a)(3) of ERISA.
     “Net Income” means net income (or loss) determined on a consolidated basis in accordance with GAAP, but excluding (a) extraordinary gains or losses, (b) gains attributable to write-up of assets, (c) any equity interest in unremitted earnings of any Person that is not a Subsidiary, and (d) income (or loss) of any Person which accrued prior to the date such Person becomes a Subsidiary or is merged into or consolidated with Borrower or any Subsidiary on the date such Person’s assets are acquired by the Borrower or a Subsidiary.
     “Notes” means, collectively, all notes of Borrower in favor of Lender issued pursuant to a Supplement.
     “Obligations” means all amounts owed by Borrower to Lender pursuant to or in connection with this Agreement or any other Loan Document, and any other obligation of Borrower to Lender of any nature whatsoever, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, prepayment premiums, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof.
     “Off-Balance Sheet Liabilities” of any Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions which do not create a liability on the balance sheet of such Person, (c) any liability of such Person under any so-called “synthetic” lease transaction, or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
     “Participant” has the meaning set forth in Section 8.04(c).
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
     “Permitted Distribution” means cash distributions — first approved in writing by Lender — to Borrower’s members of up to 65% of Borrower’s Net Income for any fiscal year period to the extent no Default or Event of Default will occur or is continuing after payment thereof and Borrower’s ratio of tangible assets (Tangible Net Worth plus Total Debt) to Total Debt exceeds 2.00:1.00.

     “Permitted Encumbrances” means:
     (a) Liens imposed by law for taxes not yet due (or with respect to real estate taxes, not yet delinquent) or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
     (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanic, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
     (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
     (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
     (e) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
     (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of Borrower and its Subsidiaries taken as a whole; and
     (g) Liens in favor of Lender.
     “Permitted Investments” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
     (b) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;
     (c) certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
     (e) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (a) through (d) above; and
     (f) Hedging Agreements entered into in the ordinary course of business solely to hedge or mitigate risks to which Borrower is exposed in the conduct of its business or management of its liabilities.
     “Person” means any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.
     “Projections” means Borrower’s forecasted (a) balance sheets; (b) profit and loss statements; and (c) cash flow statements; all prepared on a consolidated basis and otherwise consistent with the historical financial statements of Borrower, together with appropriate supporting details and a statement of underlying assumptions which are believed by Borrower to be reasonable and fair in light of the current condition and past performance of Borrower and to reflect a reasonable estimate of the projected balance sheets, results of operations, cash flows and other information presented therein for five (5) years following the Closing Date.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Real Estate” means all real property owned or leased by Borrower that is intended as collateral for any Loan.
     “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
     “Responsible Officer” means Borrower’s general manager or chief financial officer, or such other duly authorized Person as may be designated in writing with the prior written consent of Lender.
     “Second Supplement” means the Second Supplement to the Master Amended and Restated Credit Agreement (Revolving and Letter of Credit Facility) between Borrower and Lender dated the date hereof, as amended, restated, supplemented, or otherwise modified from time to time
     “Security Agreement” means the Security Agreement between Lender and Borrower dated January 16, 2004, as amended, restated, supplemented or otherwise modified from time to time.

     “Setoff” has the meaning set forth in Section 8.07.
     “Subsidiary” means, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled (as set forth in clause (b) of the definition thereof), by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder means a Subsidiary of Borrower (including Subsidiaries formed after the Closing Date).
     “Supplements” has the meaning set forth in Section 1.02.
     “Tangible Net Worth” means, as of any date (a) the total assets of Borrower that should be reflected on Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, less (b) the sum of (i) Total Debt as of such date, (ii) the amount of appraisal surplus or any write-up in the book value of any assets resulting from a revaluation thereof or any write-up in excess of the cost of such assets acquired reflected on the consolidated balance sheet of Borrower as of such date prepared in accordance with GAAP, and (iii) the net book amount of all assets of Borrower that should be classified as intangible assets (including investments in other entities) on a consolidated balance sheet of Borrower as of such date prepared in accordance with GAAP.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority arising from payment hereunder or from the execution, delivery, or enforcement of, any Loan Document, including, without limitation, all present or future stamp or documentary taxes or any other excise or property taxes. “Taxes” does not include taxes based on (or determined solely by) Lender’s net income.
     “Third Supplement” means the Third Supplement to the Master Amended and Restated Credit Agreement (2006 Expansion Loan Facility) between Borrower and Lender dated the date hereof, as amended, restated, supplemented, or otherwise modified from time to time.
     “Total Debt” means all Indebtedness that should be reflected on Borrower’s consolidated balance sheet prepared in accordance with GAAP.
     “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of Minnesota.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

EXHIBIT 2.01(c)(6)
OPINION REQUIREMENTS
     1. Borrower (a) is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority and the legal right to own and operate its property and to conduct its business.
     2. Borrower has the power and authority to execute, deliver and perform the Loan Documents to which it is a party and has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party.
     3. No consent, approval or authorization of, or registration or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery or performance by Borrower of the Loan Documents.
     4. Borrower has duly executed and delivered the Loan Documents to which it is a party, and the Loan Documents constitute, legal, valid and binding obligations of Borrower enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
     5. The execution, delivery and performance by Borrower of the Loan Documents to which it is a party will not (a) violate the articles of organization or the operating agreement of Borrower, (b) violate any law applicable to Borrower, (c) insofar as known to us, violate any determination of an arbitrator or a court or other Governmental Authority applicable to Borrower, (d) insofar as known to us, cause a breach or default under any contractual obligation of Borrower, or (e) result in the creation or imposition of any Lien on any of the property or revenues of Borrower.
     6. To the best of our knowledge, no litigation, investigation or proceeding of or before any Governmental Authority are pending or threatened by or against Borrower, or against any of its properties or revenues, existing or future (a) with respect to any Loan Document or any of the transactions contemplated thereby, or (b) which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.
     7. The rates of interest and the fees provided for in the Credit Agreement and the description thereof provided in the Credit Agreement and the Notes do not violate any laws of the State of Iowa relating to interest and usury, and will not violate any such law by virtue of any fluctuations in any base, prime, index or equivalent rate or rates on which interest charges may be based under such agreements.
     8. Under the laws of the State of Iowa, the Loan Documents will be governed by the internal laws of the State of Minnesota, including all such laws relating to interest and usury.
     9. To the extent Borrower has rights in the “Collateral” described in the Security Agreement and Collateral Assignments, the provisions of the Security Agreement and the Collateral Assignments are sufficient to grant to Lender, a security interest in all right, title and

2.01(c)(6)-1

interest of the Borrower in those items and types of Collateral in which a security interest may be created under Article 8 or Article 9 of the UCC. To the extent that the Borrower has rights in the “Collateral” described in the Security Agreement and the Collateral Assignments and to the extent that such Collateral consists of types of items of property in which a security interest may be perfected by the filing of financing statements in the State of Iowa, such security interests have been perfected by the filing of the Financing Statements in the offices of the Iowa Secretary of State and the Fixture Financing Statements in the office of the Recorder in Cerro Gordo County, Iowa.
     10. The Mortgage, upon due recordation in the office of the Recorder in Cerro Gordo County, Iowa, will constitute in favor of Lender, a valid and continuing lien on the property described therein as security for the Obligations and will be enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency and other similar laws, and equity principles of general application, relating to or affecting the enforcement of creditors’ rights generally.
     11. Borrower has obtained all permits, licenses, approvals, and authorizations required by all Governmental Authorities for construction, ownership, and operation of the Collateral.

2.01(c)(6)-2

Schedule 3.17
Material Contracts
     1. Lump Sum Design-Build Expansion Agreement dated June 9, 2006 between the Borrower and Fagen, Inc.

3.17-1

Schedule 6.04(a)
Investments
     1. The Borrower has a $605,000 investment in Renewable Products Marketing Group.
     2. The Borrower has a $4,000,000 investment in Absolute Energy, LLC.

6.04(a)-1